UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
EXPEDIA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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May 1, 2006

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Wednesday, May 24, 2006 at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

At the Annual Meeting, you will be asked (1) to elect nine directors and (2) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered accounting firm for 2006. The Board of Directors unanimously recommends a vote FOR each of these proposals.

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card or otherwise submitting a proxy. You may complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. You may also submit a proxy for your shares by telephone or the internet by following the instructions on the enclosed proxy card.

Sincerely,

Dara Khosrowshahi
Chief Executive Officer

3150 139th Avenue S.E.
Bellevue, WA 98005

EXPEDIA, INC.
3150 139th Avenue S.E.
Bellevue, WA 98005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held on Wednesday, May 24, 2006 at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Items of business at the Annual Meeting will be:

1. To elect nine members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered accounting firm for 2006; and

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia stock at the close of business on April 12, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other stockholder nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,
Keenan M. Conder
Senior Vice President, General Counsel
and Secretary

May 1, 2006

i

ANNUAL MEETING MATTERS

This Proxy Statement is being furnished to holders of common stock, Class B common stock and Series A preferred stock of Expedia, Inc., a Delaware corporation (“Expedia” or “the Company”), in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2006 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is the first annual meeting of the stockholders of Expedia as a stand-alone company since the completion of Expedia’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005.

Expedia’s principal offices are located at 3150 139th Avenue S.E., Bellevue, Washington 98005. This Proxy Statement and the accompanying proxy card are being mailed to Expedia stockholders on or about May 1, 2006.

Date, Time and Place of Meeting

The Annual Meeting will be held on Wednesday, May 24, 2006 at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069. If a quorum is not obtained, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you will need to bring a proxy or letter from that broker, trust, bank or other stockholder nominee that confirms you are the beneficial owner of those shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

General.  The Board of Directors established the close of business on April 12, 2006 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 323,929,156 shares of common stock, 25,599,998 shares of Class B common stock and 846 shares of Series A preferred stock were outstanding and entitled to vote at the Annual Meeting. Expedia stockholders are entitled to one vote for each share of common stock, 10 votes for each share of Class B common stock and two votes for each share of Series A preferred stock held as of the record date, voting together as a single voting group, in the election of six of the nine director nominees and in the ratification of Expedia’s independent accountants. Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class.

As of the record date, Barry Diller, the Chairman and Senior Executive of Expedia, held an irrevocable proxy over all Expedia securities owned by Liberty Media Corporation and its subsidiaries (“Liberty Media”). This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the Annual Meeting. Mr. Diller, through shares that he owns as well as those subject to the Liberty Media proxy, generally controls the vote of approximately 18% of the outstanding common stock and 100% of the outstanding Class B common stock and, consequently, approximately 53% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of six of the nine director nominees and the ratification of Expedia’s independent registered accounting firm.

Voting of Stock Held in 401(k) Plan.  The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia stock credited to employee accounts in accordance with the voting instructions such employees give to it. The trustee will vote the 401(k) plan stock for which it does not receive voting instructions in the same proportion as the shares for which it receives voting instructions.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of six of the nine director nominees and the ratification of Expedia’s independent accountants, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of the three directors that the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting.

For the election of the directors, abstentions and broker non-votes will have no effect since approval by a certain percentage of voting stock present or outstanding is not required. For the ratification of the appointment of Ernst & Young LLP as Expedia’s independent registered accounting firm for 2006, the affirmative vote of the holders of a majority of the voting stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon is required. Abstentions will be counted toward the tabulations of votes cast on the ratification of independent registered accounting firm proposal and will have the same effect as votes against the proposal, whereas brokers have discretion to vote on the ratification of independent registered accounting firm proposal and therefore, there will be no broker non-votes.

Election of Expedia Directors

At the Annual Meeting, stockholders will be asked to elect nine members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified.

Election of each of Barry Diller, Dara Khosrowshahi, Victor A. Kaufman, Jonathan Dolgen, William R. Fitzgerald and John C. Malone, as Expedia directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Election of each of A. George “Skip” Battle, David Goldhill and Peter Kern as Expedia common stock directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

Independent Accountants Ratification

At the Annual Meeting, stockholders will also be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered accounting firm for 2006. This ratification requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia may solicit proxies from stockholders by telephone, letter, facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other stockholder nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks or other stockholder nominees, will reimburse such holders for their reasonable expenses.

Expedia has retained Mackenzie Partners, Inc. to distribute proxy solicitation materials to brokers, trusts, banks and other stockholder nominees and to assist in the solicitation of proxies from Expedia stockholders. The fee for such firm’s services is estimated not to exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.

Voting Proxies

The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors for use at the Annual Meeting. Stockholders of record may vote their shares in any of four ways:

•	Submitting a Proxy by Internet: You may submit your proxy by the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is available 24 hours a day.

•	Submitting a Proxy by Telephone: Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day.

•	Submitting a Proxy by Mail: Submit your proxy by mail simply by marking, dating and signing and returning it in the postage-paid envelope provided.

•	Voting in Person: Vote by appearing and voting in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet.

If you submit a proxy by telephone or the internet, you should not return your proxy card.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

If your shares are held in “street name,” follow the directions on the voting instructions card you receive from your broker, trust, bank or other stockholder nominee to submit your proxy.

Your vote is important. We encourage you to submit your proxy by telephone, internet or by signing and returning the accompanying proxy card, or by following the directions on your proxy card, whether or not you plan to attend the Annual Meeting.

Revocation of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (3) attending the Annual Meeting and giving notice of revocation to the inspector of elections or voting in person. Registered holders may send any written notice or request of a new proxy card to Expedia, Inc., c/o The Bank of New York Shareholder Services, P.O. Box 11258, New York, New York 10286, or follow the instructions provided on your proxy card to submit a new proxy by telephone or the internet. You may also request a new proxy card by calling Expedia’s proxy solicitor, Mackenzie Partners, Inc., at 1-800-322-2885.

If your shares are held in “street name,” you may revoke the proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other stockholder nominee.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

In order to vote in person at the Annual Meeting, stockholders of record must attend the meeting and cast their votes in accordance with the voting procedures established for the Annual Meeting. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy. If your shares are held in “street name,” and you want to attend the Annual Meeting, please bring to the Annual Meeting a letter from your broker, trust, bank or other stockholder nominee identifying you as the beneficial owner of the shares and authorizing you to vote.

PROPOSAL 1:

ELECTION OF DIRECTORS

Information Concerning Board Nominees

At the Annual Meeting, a board of nine directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified. The Board of Directors has designated Messrs. Battle, Goldhill and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Liberty Media has designated Dr. Malone and Mr. Fitzgerald as its nominees to the Board pursuant to its right to designate two nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board. Background information about each of the Board’s nominees for election is set forth below.

Barry Diller, age 64, has been the Chairman of the Board and Senior Executive of Expedia since completion of the spin-off from IAC. Mr. Diller has been the Chairman of the Board and Chief Executive Officer of IAC (and its predecessors) since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California’s School of Cinema — Television, the New York University Board of Trustees, the Tisch School of the Arts Dean’s Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

Dara Khosrowshahi, age 36, has been a director and the Chief Executive Officer of Expedia since completion of the spin-off from IAC. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the spin-off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning, and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998.

Victor A. Kaufman, age 61, has been a director and the Vice Chairman of Expedia since completion of the spin-off from IAC. Mr. Kaufman has been a director of IAC (and its predecessors) since 1996, and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served in the Office of the Chairman in 1997 and as Chief Financial Officer of IAC from 1997 to 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. beginning in 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc until its acquisition by Sony USA, Inc. in 1989. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

A. George “Skip” Battle, age 61, has been a director of Expedia since completion of the spin-off from IAC. Mr. Battle previously served as the Executive Chairman of Ask Jeeves from January 1, 2004 through July 2005, and served as the Chief Executive Officer of Ask Jeeves from December 2000 until December 31, 2003. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation and a director of Masters Select Equity Fund, Masters Select International Fund, Masters Select Value Fund and Masters Select Smaller Company Fund (all registered investment companies), Advent Software, Inc., Netflix, Inc. and two non-profit organizations. Mr. Battle also served as a director of PeopleSoft, Inc. in 2004, until its acquisition by Oracle Corp., and of Barra, Inc. Mr. Battle holds a B.A. degree in economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Jonathan Dolgen, age 60, has been a director of Expedia since completion of the spin-off from IAC. Mr. Dolgen is a private investor and served as a Senior Advisor to Viacom Inc. (“Old Viacom”) from July 2004 until December 2004 when Old Viacom separated into two new companies, including Viacom Inc. (“New Viacom”), and since then he has served as a Senior Advisor to New Viacom. Mr. Dolgen has been a principal of Wood River Ventures, LLC since September 2004. Mr. Dolgen served as the Chairman and Chief Executive Officer of the Viacom Entertainment Group, a division of Old Viacom, from 1994 to July 2004. Mr. Dolgen began his career in the entertainment industry in 1976, and prior to joining the Viacom Entertainment Group, served in various executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc. and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

David Goldhill, age 45, has been a director of Expedia since completion of the spin-off from IAC and is also a director of eLong, Inc., a majority-owned subsidiary of Expedia. Mr. Goldhill is a Senior Advisor to Liberty Associated Partners, LP, a private equity fund, and Current Communications Group LLC., a provider of broadband over power line technology. He is the Chairman of Independent Network Television Holdings Ltd., the owner of the TV3 Russia broadcast network, having served as its Chief Executive Officer from 1996 to 2000. Mr. Goldhill was President and Chief Operating Officer of Universal Television, a division of Universal Studios, from 2002 through 2004. Mr. Goldhill was Executive Vice President and Chief Financial Officer of Act III Communications from 1993 to 1998. Mr. Goldhill began his career as an investment banker with Morgan Stanley and Lehman Brothers. Mr. Goldhill holds an M.A. degree in history from New York University and a B.A. degree from Harvard University.

Peter Kern, age 38, has been a director of Expedia since completion of the spin-off from IAC. Mr. Kern is a Managing Director of InterMedia Partners, a private equity firm. Prior to InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Mr. Kern joined Alpine when he merged his own firm, Gemini Associates, Inc., with Alpine in 2001. Mr. Kern founded Gemini Associates in 1996 and served as its President from its inception through its acquisition. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern holds a B.S. from the Wharton School at the University of Pennsylvania.

William R. Fitzgerald, age 48, has been a director of Expedia since March 2006. He has served as a Senior Vice President of Liberty Media since 2000. In addition, he has served as Chairman of Ascent Media Group, a wholly owned subsidiary of Liberty Media since 2000. Prior to joining Liberty Media, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer, Operations Administration for AT&T Broadband (formerly known as Tele-Communications, Inc.) (“TCI”) from 1999 to 2000 and was Executive Vice President and Chief Operating Officer of TCI from 1998 to 1999. Mr. Fitzgerald also serves on the board of directors of On Command Corporation. Mr. Fitzgerald received his undergraduate degree from Indiana University Kelley School of Business and a masters degree from the Kellogg School of Business at Northwestern University.

John C. Malone, age 64, has been a director of Expedia since completion of the spin-off from IAC. Dr. Malone has served as the Chairman of the Board of Liberty Media since 1990 and served as Liberty Media’s President and Chief Executive Officer from March 2004 through March 2006. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from 1996 to 2000. Dr. Malone also served as Chairman of the Board of TCI from 1996 to 1999 and as a director and Chief Executive Officer of TCI from 1994 to 1999. Dr. Malone also serves as Chairman of the Board of directors of Liberty Global, Inc. and as a director of The Bank of New York, Liberty Media International (“LMI”), Discovery Holding Company and UnitedGlobalCom, Inc., a subsidiary of LMI.

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees for director named above.

Information Concerning Executive Officers

Background information about each of Expedia’s executive officers who does not also serve as a director of Expedia is provided below. For purposes of the information regarding Expedia’s executive officers relating to periods prior to August 2005, the term “Expedia” refers to Expedia, Inc., the Washington corporation, through which Expedia was historically operated and managed prior to the spin-off from IAC.

Keenan M. Conder, age 43, has served as Senior Vice President, General Counsel and Secretary of Expedia since completion of the spin-off from IAC. Mr. Conder served as Senior Vice President and General Counsel of IAC Travel from March 2004 to the spin-off date. Prior to joining IAC Travel, Mr. Conder served as Senior Vice President and General Counsel of Travelocity.com LP from May 2002 to February 2004, and as Vice President and Associate General Counsel of Travelocity from June 2000 to April 2002. Prior to joining Travelocity, Mr. Conder held various positions in the legal department at Sabre Inc. from 1996 to 2000, most recently as Senior Managing Attorney from 1998 to 2000. Prior to that, Mr. Conder worked as an attorney in the legal department of American Airlines from 1994 to 1996, and prior to that with Munsch, Hardt, Kopf, Harr & Dinan, a Dallas law firm.

Kathleen K. Dellplain, age 46, has served as Executive Vice President, Human Resources of Expedia since completion of the spin-off from IAC. Ms. Dellplain served as Executive Vice President of Human Resources of IAC Travel from September 2003 to the spin-off date. Prior to the formation of IAC Travel in September 2003, Ms. Dellplain served as Executive Vice President of Human Resources of Expedia beginning in November 1999. Ms. Dellplain was initially hired by the Microsoft Corporation in 1999 to build the human resources function of Expedia, then a subsidiary of Microsoft, in anticipation of Expedia’s initial public offering. Previously, Ms. Dellplain served as Vice President of Human Resources for IDX Systems Corporation from 1997 to 1999. Prior to that, Ms. Dellplain worked as the Senior Director of Human Resources for PHAMIS, Inc. from 1990 until its merger with IDX Systems Corporation in 1997.

Mark Gunning, age 48, has served as Chief Financial Officer of Expedia since July 2005. As previously disclosed on a Form 8-K filed by Expedia with the Securities and Exchange Commission (“SEC”) on April 7, 2006, Mr. Gunning notified the Company that he was resigning as Executive Vice President and Chief Financial Officer of Expedia, Inc., effective as of May 15, 2006. From 2000 to 2005, Mr. Gunning served as Senior Vice President, finance at AT&T Wireless Services, Inc., a wireless services company. Before that, Mr. Gunning was the Chief Financial Officer at Nextlink Communications from 1999 to 2000 and the Chief Financial Officer at PrimeCo Personal Communications from 1996 to 1999. Mr. Gunning also held various senior finance positions at AirTouch Communications and began his career at Price Waterhouse. Mr. Gunning holds bachelor of arts degrees in accounting and management from the University of Utah and is a certified public accountant.

Paul Onnen, age 44, has served as Executive Vice President, Technology, overseeing the areas of Information Technology and Product Development, since May 2005. Mr. Onnen served as Senior Vice President and Chief Technology Officer at WebMD Corporation, a health information services provider, from February 2003 to April 2004. Mr. Onnen served as Executive Vice President and Chief Information Officer at Nordstrom.com, an apparel retailer, from January 2000 to February 2002. Prior to his tenure at Nordstrom.com, Mr. Onnen served as President and Chief Technology Officer at Punch Networks, a digital storage services provider, from 1998 to 2000. Before that, Mr. Onnen served in a number of capacities in research and development in software engineering for various technology companies. Mr. Onnen received a B.A. degree in Mathematics and Physics from St. Olaf College and a masters degree in Computer Science from the University of Wisconsin — Madison.

Patricia Zuccotti, age 58, has served as Senior Vice President, Chief Accounting Officer and Controller of Expedia since October 2005. Prior to joining Expedia, Ms. Zuccotti was employed by Deloitte & Touche LLP, a professional services firm, for 22 years, serving most recently as Director, Enterprise Risk Services from June 2003 to October 2005, and as Director, Audit from June 1993 to June 2003. Ms. Zuccotti holds a masters degree in business administration from the University of Washington and a B.A. degree from Trinity College. She is a certified public accountant.

Board of Directors

Expedia is subject to the Nasdaq Marketplace Rules (the “Marketplace Rules”). The Marketplace Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain requirements.

Pursuant to a Stockholders Agreement between Mr. Diller and Liberty Media, Mr. Diller, through shares owned by him as well as those owned by Liberty Media and its subsidiaries, generally controls the vote of approximately 18% of the outstanding common stock and 100% of the outstanding Class B common stock, and consequently, approximately 53% of the combined voting power of the outstanding Expedia capital stock. Mr. Diller, Liberty Media and certain of their affiliates have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) with respect to their Expedia holdings and related voting arrangements with the SEC. On this basis, Expedia is relying on the exemption for controlled companies to certain Nasdaq requirements, including, among others, exemptions relating to a majority-independent Board and nominating committee member requirements. Expedia currently has, but is not required to maintain, a fully independent Compensation/Benefits Committee.

The Board of Directors met twice in 2005 after the date of the spin-off. During such period, all the incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of Expedia stockholders.

Board Committees

The Board of Directors has the following standing committees: the Audit Committee, the Compensation/Benefits Committee, the Section 16 Committee and the Executive Committee.

Audit Committee.  The Audit Committee of the Board of Directors currently consists of, and since the completion of the spin-off has consisted of, three directors, Messrs. Battle, Goldhill and Kern. Each Audit Committee member satisfies the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The Board has determined that each Audit Committee member is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the

Exchange Act. A copy of the Expedia, Inc. Audit Committee Charter is attached to this Proxy Statement as Annex A.   The Audit Committee is appointed by the Board to assist the Board with a variety of matters, including monitoring (1) the integrity of the financial statements of Expedia, (2) the independent registered accounting firm’s qualifications and independence, (3) the performance of Expedia’s internal audit function and independent registered accounting firm and (4) the compliance with legal and regulatory requirements.

Mr. Battle is the Chairman of the Audit Committee. The Audit Committee met five times and acted by written consent twice in 2005 after the date of the spin-off. The formal report of the Audit Committee with respect to the year ended December 31, 2005 is set forth under the heading “Audit Committee Report” below.

Compensation/Benefits Committee.  The Compensation/Benefits Committee consists of Messrs. Dolgen and Kern. Prior to his resignation from the Board in November 2005, Robert Bennett also served as a member of the Compensation/Benefits Committee.

The Compensation/Benefits Committee is authorized to exercise all of the powers of the Board with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, investment programs and insurance plans, except that the Section 16 Committee (see below) exercises such powers with respect to matters governed by Rule 16b-3 under the Exchange Act. Neither member of the Compensation/Benefits Committee is an employee of Expedia.

Mr. Dolgen is the Chairman of the Compensation/Benefits Committee. The Compensation/Benefits Committee met once and acted by written consent twice in 2005 after the date of the spin-off.

Section 16 Committee.  The Section 16 Committee consists of Messrs. Dolgen and Kern. Each member satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Committee. The Section 16 Committee met once and acted by written consent once in 2005 after the date of the spin-off.

Executive Committee.  The Executive Committee consists of Messrs. Diller, Kaufman and Khosrowshahi. The Executive Committee has all the power and authority of the Board, except those powers specifically reserved to the Board by Delaware law. Mr. Diller is the Chairman of the Executive Committee. The Executive Committee acted once by written consent in 2005 after the date of the spin-off.

Other Committees.  In addition to the foregoing committees, the Board of Directors may from time to time establish other committees of the Board consisting of one or more of its directors.

Director Nominations

The Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Liberty Media, an affiliate of Expedia, has the right to nominate two directors for election to the Board so long as certain stock ownership requirements are satisfied. At the completion of the spin-off, the two directors designated by Liberty Media were Robert Bennett and Dr. Malone. Effective November 30, 2005, Gregory B. Maffei replaced Mr. Bennett as a Liberty Media nominee. Mr. Maffei resigned from the Board effective February 27, 2006. Effective March 7, 2006, Mr. Fitzgerald was elected to the Board to serve as a Liberty Media nominee. Dr. Malone has continued to serve on the Board since the spin-off. Liberty Media has nominated Mr. Fitzgerald and Dr. Malone as nominees for 2006. The other nominees to the Board have been recommended by the Chairman, upon consultation with other members of the Board, and then were considered by the entire Board. The Board does not have specific requirements for eligibility to serve as a director of Expedia. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate.

The Board does not have a formal policy regarding the consideration of director candidates recommended by stockholders. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 3150 139th Avenue S.E., Bellevue, Washington 98005, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications With the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 3150 139th Avenue S.E., Bellevue, Washington 98005, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified directors, if appropriate. Communications that are primarily commercial in nature, are not relevant to stockholders or other interested constituents or relate to improper or irrelevant topics will generally not be forwarded to the Board or to specified directors.

Compensation of Directors

Each director of Expedia who is not an employee of Expedia or any of its businesses or affiliates or a Liberty Media nominee receives an annual retainer of $30,000. Expedia pays such qualifying directors $1,000 for each Board and each Committee meeting attended. In addition, each qualifying director receives a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon such director’s initial election to office and annually thereafter on the date of Expedia’s annual meeting of stockholders at which the director is re-elected. These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date. The Chairmen of the Audit and Compensation/Benefits Committees and each member of the Audit Committee receive an additional annual retainer of $10,000, and each member of the Compensation/Benefits Committee receives an additional annual retainer of $5,000. Expedia also reimburses directors for all reasonable expenses incurred by directors as a result of attendance at meetings.

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their annual retainer and all of their meeting attendance fees. Eligible directors who defer their directors’ fees can elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the relevant date, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted-average prime or base lending rate of The Chase Manhattan Bank (or successor thereto). Upon termination, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

Mr. Kaufman serves as Vice Chairman of our Board of Directors. Mr. Kaufman also serves as the Vice Chairman of IAC. Pursuant to an agreement entered into with IAC on February 5, 2004 and amended June 7, 2005, prior to the spin-off, Mr. Kaufman agreed that for so long as he is Vice Chairman of Expedia, he will devote at least 80% of his business time to IAC and Expedia, with IAC as his first priority. Mr. Kaufman did not receive any compensation from Expedia, directly or indirectly, for services provided to Expedia prior to the spin-off. On February 28, 2006, Mr. Kaufman was awarded 25,627 Restricted Stock Units under the Expedia 2005 Stock and Annual Incentive Plan, valued at $486,144 based on Expedia’s closing price of $18.97 on the grant date. The restricted stock units vest in equal installments on the first and second anniversary of the date of grant based on Mr. Kaufman continuing to provide service to Expedia. Mr. Kaufman is considered an executive officer of Expedia, and is not entitled to receive compensation paid to non-employee directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements for 2005, except Mr. Maffei, who did not file a Form 3.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation/Benefits Committee and a Section 16 Committee, both consisting of Messrs. Dolgen and Kern. Mr. Bennett served as a member of the Compensation/Benefits Committee until his resignation from the Board in November 2005. None of Messrs. Dolgen, Kern or Bennett was an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the period from the spin-off until December 31, 2005.

Compensation of Expedia Executive Officers

Treatment of IAC Equity-Based Compensation Awards in Connection With the Spin-Off

The following describes the treatment of outstanding IAC equity-based compensation awards which converted into Expedia equity-based awards on the effectiveness of the spin-off. The number of shares and the option exercise price, in the case of options, underlying each of the outstanding IAC equity-based compensation awards was adjusted based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to a one-for-two reverse stock split.

Vested Options.  Each vested option to purchase shares of IAC common stock converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Except to the extent provided above or as otherwise provided under local law, the converted options have the same terms and conditions, including the same exercise periods, as the vested options to purchase IAC common stock had immediately prior to the spin-off. Solely for purposes of determining the expiration of options with respect to shares of common stock of one company held by employees of the other company, employees are deemed employed by both IAC and Expedia for so long as they continue to be employed by the company that employed them immediately following the spin-off.

Unvested Options.  Each unvested option to purchase shares of IAC common stock held by an employee continuing with Expedia after the spin-off (other than those unvested options held by Mr. Diller) converted into an unvested option to purchase shares of Expedia common stock. Each unvested option to purchase shares of IAC common stock held by Mr. Diller converted into an unvested option to purchase shares of IAC common stock and an unvested option to purchase shares of Expedia common stock. Except to the extent provided above or as otherwise provided under local law, the unvested options to purchase shares of common stock have the same terms and conditions, including the same vesting provisions and exercise periods, as the unvested IAC options had immediately prior to the spin-off.

Restricted Stock Units.  Each IAC restricted stock unit held by an employee continuing with Expedia after the spin-off converted into an Expedia restricted stock unit. Except to the extent otherwise provided under local law, the restricted stock units have the same terms and conditions, including the same vesting provisions, as the IAC restricted stock units had immediately prior to the spin-off.

Summary Compensation Table

The following table sets forth the compensation paid by Expedia for services rendered in all capacities during the last fiscal year by Expedia’s Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”). Prior to August 9, 2005, Expedia operated as a division of IAC. This table includes all compensation received from IAC for services performed in 2005 for those officers who devoted substantially all their efforts to Expedia’s businesses prior to August 9, 2005. Prior to the spin-off, Mr. Diller devoted substantial time and effort to other IAC businesses and the IAC organization in general, and not exclusively to Expedia’s businesses; accordingly, the following table excludes compensation received by Mr. Diller for services rendered to IAC prior to August 9, 2005.

Summary Compensation Table

								Long Term
		Annual Compensation						Compensation Awards
						Other Annual		Restricted	Securities		All Other
Name and Principal						Compensation		Stock Unit	Underlying		Compensation
Position	Year	Salary ($)		Bonus ($)(1)		($)(2)		Awards ($)(3)	Options (#)		($)

Barry Diller	2005	168,115	(4)	550,000	(4)	166,848	(4)(5)	—	3,800,000	(6)	—	(7)
Chairman and Senior Executive
Dara Khosrowshahi	2005	550,000		550,000		48,247	(8)	—	—		6,300	(7)
Chief Executive Officer
William Ruckelshaus(9)	2005	266,923		75,000		—		—	—		6,300	(7)
Senior Vice President, Strategy and Planning
Keenan M. Conder	2005	253,846		85,000		—		316,002	—		6,014	(7)
Senior Vice President, General Counsel and Secretary
Kathleen K. Dellplain	2005	250,000		100,000		—		316,002	—		5,317	(7)
Executive Vice President, Human Resources

(1)	Represents cash bonuses paid in March of 2006 for annual performance in 2005.

(2)	Disclosure of perquisites and other personal benefits, securities or property received by the Named Executive Officers is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the executive officer’s salary and bonus for the year.

(3)	The amount reported for each officer is the dollar value of awards of restricted stock units, calculated by multiplying the closing market price of the Expedia common stock on the date of grant by the number of units awarded. Restricted stock unit awards in respect of annual performance in 2005 were granted in February of 2006 but are reported for the year earned. Restricted stock unit awards generally vest in equal installments over five years on the anniversary of the date of grant.

As of December 31, 2005 (including restricted stock unit awards relating to 2005 performance that were granted in early 2006), Messrs. Khosrowshahi, Ruckelshaus and Conder and Ms. Dellplain held 249,958, 33,540, 43,566 and 48,126 restricted stock units, respectively. The value of the shares underlying these restricted stock units as of December 31, 2005 was approximately $5,988,994, $803,618, $960,718 and $1,069,976, based on the closing price of Expedia common stock on December 31, 2005, which was $23.96, except for the value of the restricted stock units granted in 2006 to Mr. Conder and Ms. Dellplain, which is based on the closing price of the stock on February 28, 2006, the date of grant, which was $18.97.

(4)	Consists of compensation awarded to Mr. Diller by Expedia for services rendered to Expedia for the period from August 9, 2005 through December 31, 2005. Mr. Diller did not receive compensation from Expedia, directly or indirectly, for services provided to Expedia prior to the spin-off.

(5)	Includes the value of personal benefits received by Mr. Diller of $141,973 in 2005 attributable to his personal use of an aircraft jointly owned by IAC and an affiliate of Mr. Diller.

(6)	Represents options to purchase shares of IAC common stock granted to Mr. Diller on June 7, 2005 by the IAC Compensation Committee which were converted into options to purchase Expedia common stock in connection with the spin-off. These options were granted in order to provide Mr. Diller with substantial motivation to increase long-term stockholder value at both IAC and Expedia following the spin-off. A description of the treatment of these options in connection with the spin-off is included in the section above titled “Treatment of IAC Equity-Based Compensation Awards in Connection With the Spin-Off.” For a description of the material terms of these option grants, see the section titled “Stock Option Grants in Last Fiscal Year.”

(7)	Includes the matching contributions of Expedia and IAC, as appropriate, under its respective 401(k) Retirement Savings Plan. Under both the Expedia and IAC 401(k) Plans as in effect through December 31, 2005, Expedia and IAC match $.50 for each dollar a participant contributes, up to the first 6% of compensation.

(8)	Represents the value of personal benefits received by Mr. Khosrowshahi, including $31,434 attributable to his personal use of an aircraft jointly owned by IAC and an affiliate of Mr. Diller and $16,813 associated with relocation benefits.

(9)	Mr. Ruckelshaus resigned as an executive officer of Expedia effective April 14, 2006.

Stock Option Grants in Last Fiscal Year

No stock options to purchase shares of Expedia common stock were granted to the Expedia Named Executive Officers during the year ended December 31, 2005. The following table represents stock options to purchase shares of IAC common stock granted to the Expedia Named Executive officers during the year ended December 31, 2005, which were converted into options to purchase Expedia common stock in connection with the spin-off.

Individual Grants
	Number of	Percent of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Options	Employees in	Price	Expiration	for Option Term(3)
Name	Granted	Fiscal Year(2)	Per Share	Date	5%	10%

Barry Diller(1)	2,400,000	63.16%	$28.49	06/07/15	$19,584,310	$71,686,093
	1,400,000	36.84%	$38.35	06/07/15	$0	$28,012,887
Dara Khosrowshahi	—	—	—	—	—	—
William Ruckelshaus	—	—	—	—	—	—
Keenan M. Conder	—	—	—	—	—	—
Kathleen K. Dellplain	—	—	—	—	—	—

(1)	On June 7, 2005, the IAC Compensation Committee granted to Mr. Diller options to purchase 4,800,000 shares of IAC common stock at an exercise price of $32.03, representing 130% of the closing price of IAC common stock on June 7, 2005 and options to purchase 2,800,000 shares of IAC common stock at an exercise price of $43.12, representing 175% of the closing price of IAC common stock on June 7, 2005. The options have a 10-year term and vest on the fifth anniversary of the grant date, subject to continued employment. Upon a termination of Mr. Diller’s employment for death, disability, by IAC without Cause (as defined in the IAC 2005 Stock and Annual Incentive Plan), or by Mr. Diller for Good Reason (as defined generally in the IAC 2005 Stock and Annual Incentive Plan), the options will vest pro rata at 20% per year of completed service from the date of grant to the date of termination. Upon a termination of employment (other than for Cause), Mr. Diller will have one year to exercise vested options (up to the end of the 10-year term). Upon a Change in Control (as defined in Mr. Diller’s grant agreement), a minimum of 20% of the options will vest, with an additional 20% vesting for each completed year of service following the grant date. Upon any termination of Mr. Diller for Cause, the options will be forfeited and any profits from the exercise of either option within the year immediately prior to the termination will be returned to IAC.

On completion of the spin-off, each unvested option to purchase shares of IAC common stock held by Mr. Diller converted into an unvested option to purchase shares of IAC common stock and an unvested option to purchase shares of Expedia common stock with adjustments to the number of shares subject to each option and the option exercise prices based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split. Following completion of the spin-off, the satisfaction of conditions to vesting of Mr. Diller’s options to purchase shares of Expedia common stock is determined based on Mr. Diller’s employment with Expedia.

(2)	Represents the percent of options granted to Expedia employees during fiscal year 2005.

(3)	The dollar amounts under these columns result from calculations at the 5% and 10% rates in accordance with regulations of the SEC. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of the Company and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The table below presents information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2005 and the fiscal year-end value of all unexercised stock options held by the Named Executive Officers. Share information set forth below has been adjusted to reflect the spin-off from IAC.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs at		Options/SARs at
	Shares Acquired	Value Realized	Fiscal Year End (#)		Fiscal Year End ($)(2)
Name	on Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Barry Diller	9,527,097	173,852,203	9,500,000	3,800,000	146,015,000	—
Dara Khosrowshahi	—	—	548,196	—	2,300,881	—
William Ruckelshaus	—	—	—	—	—	—
Keenan M. Conder	—	—	—	—	—	—
Kathleen K. Dellplain	—	—	59,199	41,140	702,506	378,983

(1)	Represents the difference between the exercise price of the options and the sale price of Expedia common stock on the date of exercise and does not exclude the U.S. federal and state taxes due upon exercise. Mr. Khosrowshahi, Mr. Ruckelshaus and Ms. Dellplain realized $199,020, $12,116 and $191,112, respectively, in 2005 in connection with the exercise of IAC options.

(2)	Represents the difference between $23.96, the closing price of Expedia common stock on December 31, 2005, and the exercise price of the options, and does not exclude the U.S. federal and state taxes due upon exercise. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of the Company and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

Agreements With Certain Executive Officers

Dara Khosrowshahi

Spin-off.  Prior to the spin-off, outstanding equity awards held by Mr. Khosrowshahi, Expedia’s Chief Executive Officer, were amended to provide that in the event of his termination of employment without cause, all restricted stock units held by Mr. Khosrowshahi on the date of the spin-off will vest all options that are vested on the date of termination will remain exercisable for a period of 24 months from the date of termination or until the stated expiration date of the option, whichever is shorter. Immediately following the spin-off, Mr. Khosrowshahi held unvested restricted stock units under three awards, covering a total of 263,185 shares of Expedia common stock and options to purchase 1,018,339 shares of Expedia common stock, of which 955,839 were vested.

Termination of employment without cause includes the resignation by Mr. Khosrowshahi for “good reason,” which is defined as an adverse change in Mr. Khosrowshahi’s powers and duties, such that new powers and duties are inconsistent with Mr. Khosrowshahi’s position and status.

March 2006.  On March 7, 2006, both the Compensation/Benefits Committee and the Section 16 Committee (the “Committees”) of the Board of Directors approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 restricted stock units that vest as described below.

Upon Expedia’s achievement of (i) certain operating income before amortization (“OIBA”) targets approved by the Committees and (ii) either achievement of a target increase in the price of the Company’s common stock or the achievement of certain EBITA targets approved by the Committees (the “Performance Goals”), 75% of the restricted stock unit grant will vest (the “Initial Vesting”). If Mr. Khosrowshahi has not voluntarily terminated his employment with Expedia or has not been terminated for cause on the first anniversary of the Initial Vesting, the remaining portion of the restricted stock units will vest.

If Expedia terminates Mr. Khosrowshahi without cause in any year in which OIBA reaches the targets approved by the Committees for that year, then 75% of the restricted stock units will vest upon such termination of employment, subject to Expedia’s achievement of one of the Performance Goals, and the remaining restricted stock units will be forfeited.

If there is a Change in Control of Expedia, then 50% of the outstanding restricted stock units vest immediately, without regard to the OIBA targets or Performance Goals. If within one year of the Change in Control, Mr. Khosrowshahi is terminated without cause or Mr. Khosrowshahi terminates employment following a modification of his duties and responsibilities, then the remaining restricted stock units will vest, without regard to the OIBA targets or Performance Goals. For the purposes of the restricted stock unit grant, a Change in Control is as defined in Expedia’s 2005 Stock and Annual Incentive Plan, provided that such definition also includes termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia held by Liberty Media or its affiliates, or the acquisition by Liberty Media or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Media acquires or assumes more than 35% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors.

In connection with the foregoing arrangements, Mr. Khosrowshahi has agreed not to compete with Expedia’s businesses during the term of his employment with Expedia and for a period of two years from his date of departure.

Change in Control provisions of Expedia’s 2005 Stock and Annual Incentive Plan

Unless otherwise provided by the Compensation/Benefits Committee of the Board of Directors (the “Committee”) in an award agreement (and with respect to such adjusted awards only if provided in an applicable award agreement or in the IAC Long Term Incentive Plan under which the award was granted), in the event of a Change in Control (as defined in Expedia’s 2005 Stock and Annual Incentive Plan) of Expedia, in the case of officers of Expedia who are Senior Vice Presidents and above as of the time of the Change in Control and, in the case of other employees of Expedia if provided by the Committee in an award agreement (i) any stock appreciation rights and stock options outstanding as of the date of the Change in Control which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of Expedia common stock as promptly as practicable, and (iv) bonus awards may be paid out in whole or in part, in the discretion of the Committee, notwithstanding whether performance goals have been achieved. In addition, in the event that, during the two-year period following a Change in Control, a participant’s employment is terminated other than for cause or disability or a participant resigns for good reason, (i) any stock appreciation rights and stock options outstanding as of the date of the Change in Control will become fully exercisable and vested and will remain exercisable for the greater of (a) the period that they would remain exercisable absent the Change in Control provision and (b) the lesser of the expiration of the term of such stock appreciation right or stock option or one year following such termination of employment, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of Expedia common stock as promptly as practicable.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

	Number of			Number of Securities
	Securities to be			Remaining Available
	Issued Upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Securities
	and Rights		and Rights	Reflected in Column (A))
Plan Category	(A)(1)		(B)(2)	(C)

Equity compensation plans approved by security holders(3)	496,605	(4)	—	11,503,395
Equity compensation plans not approved by security holders(5)	—		—	100,000
Total	496,605	(4)	—	11,603,395

(1)	Information excludes the following, which were assumed by Expedia in connection with the spin-off: (i) 27,706,254 securities with a weighted-average exercise price of $15.71 to be issued upon the exercise of outstanding stock options, (ii) 1,440,470 securities with a weighted-average exercise price of $11.93 to be issued in connection with outstanding warrants to purchase common stock and (iii) 5,267,854 securities issuable in connection with restricted stock units for which there is no related exercise price. For a discussion of adjustments made to these equity-based awards in connection with the spin-off, see “Treatment of IAC Equity-Based Compensation Awards in Connection With the Spin-Off.”

(2)	Only restricted stock units have been granted under Expedia’s 2005 Stock and Annual Incentive Plan. Restricted stock units do not have an associated exercise price.

(3)	The Expedia 2005 Stock and Annual Incentive Plan.

(4)	Does not include shares underlying restricted stock units granted in early 2006 with respect to 2005 performance.

(5)	The Expedia Deferred Compensation Plan for Non-Employee Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of February 28, 2006 relating to the beneficial ownership of Expedia’s capital stock by (1) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (2) each director and director nominee of Expedia, (3) the Named Executive Officers of Expedia and (4) all executive officers and directors of Expedia as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 3150 139th Avenue S.E., Bellevue, Washington 98005.

For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed assume the conversion or exercise of certain Expedia equity securities, as described below, owned by such person, entity or group, but does not assume the conversion or exercise of any equity securities owned by any other person, entity or group. Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed include shares of Expedia common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options and warrants, that can be converted or exercised, and restricted stock units that have or will have vested, within 60 days of February 28, 2006.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock, 10 votes for each share of Class B common stock and two votes for each share of Series A preferred stock.

	Expedia Common Stock			Expedia Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes)

Capital Research and Management Company	39,251,130	(1)	11.26%	—		—	6.78%
333 South Hope Street Los Angeles, CA 90071
Janus Capital Management LLC	17,973,218	(2)	5.15%	—		—	3.10%
151 Detroit Street Denver, CO 80206
Legg Mason Capital Management, Inc.	65,837,544	(3)	18.88%	—		—	11.37%
Legg Mason Funds Management, Inc., LMM, LLC, Legg Mason Focus Capital, Inc. and Legg Mason Value Trust, Inc. 100 Light Street Baltimore, MD 21202
Liberty Media Corporation	69,219,787	(4)	19.85%	25,599,998	(5)	100%	51.74%
12300 Liberty Boulevard Englewood, CO 80112
Microsoft Corporation	19,109,249	(6)	5.48%	—		—	3.30%
One Microsoft Way Redmond, WA 98052
UBS AG	22,605,611	(7)	6.48%	—		—	3.90%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland

	Expedia Common Stock			Expedia Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes)

Barry Diller	84,345,775	(8)	23.55%	25,599,998	(9)	100%	53.48%
Victor A. Kaufman	831,250	(10)	*	—		—	*
Dara Khosrowshahi	647,903	(11)	*	—		—	*
William R. Fitzgerald	—(12)		—	—		—	—
A. George “Skip” Battle	250,055	(13)	*	—		—	*
Jonathan Dolgen	11,728	(14)	*	—		—	*
David Goldhill	—		—	—		—	—
Peter Kern	—		—	—		—	—
John C. Malone	—(12)		—	—		—	—
Keenan M. Conder	5,311		*	—		—	*
Kathleen K. Dellplain	103,466	(15)	*	—		—	*
			*	—		—	*
All executive officers and directors as a group (16 persons)(16)	86,200,586		23.95%	25,599,998		100%	53.63%

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13G with the SEC on February 10, 2006 by Capital Research and Management Company (“Capital Research”) and The Growth Fund of America, Inc. (“Growth Fund”). Capital Research acts as an investment advisor to various investment companies. Capital Research has sole voting power over 17,265,630 shares of Expedia common stock and sole dispositive power over 39,251,130 shares of Expedia common stock. Capital Research has disclaimed beneficial ownership of 39,251,130 of these shares. Growth Fund is an investment company, which is advised by Capital Research. Growth Fund has sole voting power over 21,007,500 shares of Expedia common stock.

(2)	Based on information filed on a Schedule 13G with the SEC on February 14, 2006 by Janus Capital Management LLC (“Janus Capital”). Janus Capital has an indirect ownership stake in Enhanced Investment Technologies LLC (“Intech”). Janus Capital and Intech are registered investment advisors, each furnishing investment advice to various investment companies. Janus Capital has sole voting and sole dispositive power over 16,945,989 shares of Expedia common stock and shared voting and shared dispositive power over 1,027,229 shares of Expedia common stock. Janus Capital has disclaimed beneficial ownership of these shares. Intech may be deemed to have beneficial ownership over 1,027,229 shares of Expedia common stock. Intech has disclaimed beneficial ownership of these shares.

(3)	Based upon information filed on a Schedule 13G, as amended, with the SEC on February 14, 2006 by Legg Mason Capital Management, Inc. (“Capital Management”), Legg Mason Funds Management, Inc. (“Funds Management”), LMM LLC (“LMM”), Legg Mason Focus Capital, Inc. (“Focus Capital”) and Legg Mason Value Trust, Inc. (“Value Trust”). Capital Management has shared voting and dispositive power over 50,707,254 shares of Expedia common stock. Funds Management has shared voting and dispositive power over 8,404,616 shares of Expedia common stock. LMM has shared voting and dispositive power over 6,600,000 shares of Expedia common stock. Focus Capital has shared voting and dispositive power over 125,674 shares of Expedia common stock. Value Trust has shared voting and dispositive power over 18,500,000 shares of Expedia common stock. Value Trust is an investment company managed by Capital Management.

(4)	Based on information filed on Schedule 13D/A with the SEC on December 13, 2005 by Liberty Media, Mr. Diller and the BDTV Entities. Consists of (i) 43,619,789 shares of Expedia common stock held by Liberty Media, (ii) 1,176,594 shares of Class B common stock held by Liberty Media and (iii) 24,423,404 shares of Class B common stock held by the BDTV Entities. The “BDTV Entities” consist of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. Mr. Diller owns all of the voting stock and Liberty Media owns all of the non-voting stock, in each case, of the BDTV entities, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the

Stockholders Agreement as described in the section titled “Board of Directors,” Mr. Diller generally has the right to vote all of the shares of Expedia common stock and Class B common stock held by Liberty Media and the BDTV Entities.

(5)	Consists of 1,176,594 shares of Expedia Class B common stock held by Liberty Media and 24,423,404 shares of Expedia Class B common stock held by the BDTV Entities. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of Expedia Class B common stock held by Liberty Media and the BDTV Entities.

(6)	Based on information filed on a Schedule 13G, as amended, with the SEC on February 14, 2006 by Microsoft Corporation (“Microsoft”), Microsoft EX-Holdings, Inc. (“Microsoft EX”) and Microsoft E-Holdings, Inc. (“Microsoft E-Holdings”). Microsoft has sole voting and dispositive power over 19,109,249 shares of Expedia common stock. Microsoft EX is a wholly owned subsidiary of Microsoft. Microsoft E-Holdings is a wholly owned subsidiary of Microsoft EX.

(7)	Based on information filed on a Schedule 13G, as amended, with the SEC on February 15, 2006 by UBS AG (for the benefit and on behalf of the Traditional Investments division of the UBS Global Asset Management business group of UBS AG). UBS AG has sole voting power over 12,336,418 shares of Expedia common stock and shared dispositive power over 22,605,611 shares of Expedia common stock. UBS AG has disclaimed beneficial ownership of these shares.

(8)	Based on information filed on Schedule 13D/A with the SEC on December 13, 2005 by Liberty Media, Mr. Diller and the BDTV Entities. Consists of (i) 5,441,618 shares of Expedia common stock owned by Mr. Diller, (ii) options to purchase 9,500,000 shares of Expedia common stock held by Mr. Diller, (iii) 184,370 shares of Expedia common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 24,423,404 shares of Expedia Class B common stock held by Liberty Media and the BDTV Entities (see footnote 4 above), (v) 43,619,789 shares of Expedia common stock held by the BDTV Entities (see footnote 4 above) and (vi) 1,176,594 shares of Expedia Class B common stock held by Liberty Media (see footnote 4 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of Expedia common stock and Class B common stock held by Liberty Media and the BDTV Entities. Excludes shares of Expedia common stock and options to purchase shares of Expedia common stock held by Diane Von Furstenberg, Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(9)	Consists of 1,176,594 shares of Expedia Class B common stock held by Liberty Media and 24,423,404 shares of Expedia Class B common stock held by the BDTV Entities. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of Expedia Class B common stock held by Liberty Media and the BDTV Entities.

(10)	Consists of options to purchase 831,250 shares of Expedia common stock.

(11)	Consists of 99,707 shares of Expedia common stock and options to purchase 548,196 shares of Expedia common stock.

(12)	Excludes shares of Expedia common stock and Class B common stock owned by Liberty Media, as to which Messrs. Fitzgerald and Malone disclaim beneficial ownership.

(13)	Consists of (i) options to purchase 232,162 shares of Expedia common stock, (ii) 9,999 shares of Expedia common stock held by the Battle Family Foundation, as to which Mr. Battle disclaims beneficial ownership, (iii) 5,067 shares of Expedia common stock held by Mr. Battle’s wife as custodian under CAUTMA for Catherine McNelley and (iv) 2,827 shares of Expedia common stock held by Mr. Battle’s wife.

(14)	Consists of (i) options to purchase 11,261 shares of Expedia common stock and (ii) 467 shares of Expedia common stock held indirectly by a charitable trust, of which Mr. Dolgen is the trustee and as to which Mr. Dolgen disclaims beneficial ownership.

(15)	Consists of (i) 9,309 shares of Expedia common stock, (ii) options to purchase 87,389 shares of Expedia common stock and (iii) a warrant to purchase 6,768 shares of Expedia common stock.

(16)	Consists of (i) 49,383,562 shares of Expedia common stock, (ii) options to purchase 11,210,258 shares of Expedia common stock, (iii) a warrant to purchase 6,768 shares of Expedia common stock and (iv) 25,599,998 shares of Expedia Class B common stock.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Ernst & Young LLP currently serves as Expedia’s independent registered accounting firm and conducted the audit of Expedia’s consolidated financial statements for the fiscal year ended December 31, 2005. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Expedia’s independent registered accounting firm for the fiscal year ending December 31, 2006.

Selection of Expedia’s independent accountants is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered accounting firm. However, the Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, at its discretion, direct the appointment of different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as Expedia’s independent accountants for 2006.

COMPENSATION/BENEFITS COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation/Benefits Committee of the Board of Directors and the Section 16 Committee (collectively, the “Committee”) are composed of independent non-employee directors. The Committee is responsible for administering and overseeing Expedia’s executive compensation program. The Committee, as constituted as of December 31, 2005, furnished the following joint report that provides an overview of Expedia’s compensation philosophy and executive compensation programs for the 2005 fiscal year.

Compensation Philosophy

The 2005 compensation programs described in this proxy statement were primarily established by the Compensation Committee of the IAC board of directors (the “IAC Compensation Committee”) while Expedia was a controlled group within IAC. IAC programs in effect prior to the spin-off are governed by the Employee Matters Agreement entered into between IAC and Expedia. Following the spin-off, Expedia’s executive compensation program is designed to reward performance and to align the financial interests of Expedia’s executive officers with those of the equity owners of Expedia. To achieve this end, the Committee reviewed the existing elements of compensation for executive officers (which in most cases were determined by IAC prior to the spin-off) and approved a compensation program consisting primarily of base salaries, bonuses and equity compensation designed to attract, retain and motivate highly skilled executives with the business experience and acumen it believes necessary for achievement of Expedia’s long-term business objectives.

The compensation of Expedia’s Chief Executive Officer and the four other most highly compensated executive officers is governed in part by the terms of certain agreements, which are described under “Agreements with Certain Executive Officers” herein.

Base Salary

In determining base salaries paid to Expedia’s executive officers, the Committee takes into account a variety of factors, including (i) recommendations of the Chief Executive Officer and materials and information provided by the Expedia human resources department, (ii) competitive factors, (iii) individual performance and an assessment of the value of the individual’s services to Expedia, (iv) the fairness of individual executive officers’ salaries relative to their responsibilities and individual compensation history, (v) the salaries of other executive officers, and (vi) Expedia’s financial performance. The Committee does not apply a formulaic approach, and gives these criteria varying degrees of weight depending on the specific circumstances.

Annual Bonus

Under the 2005 Stock and Annual Incentive Plan, Expedia’s executive officers are eligible for annual bonuses based on the achievement of performance factors. Prior to the spin-off, in early 2005, the IAC Compensation Committee established performance goals under the plan relating to stock price appreciation and growth in Earnings Before Interest, Taxes and Amortization (“EBITA”) required to be met in order for bonuses to become payable, as well as maximum bonus amounts for each executive officer. Prior to the spin-off, in August 2005, the IAC Compensation Committee certified that the performance goals had been met. In March 2006, bonuses were approved for the executive officers with respect to the 2005 calendar year based upon satisfaction of these performance goals. The Expedia Compensation Committee exercised its discretion to reduce the bonuses payable to certain executive officers under the plan after taking into account a number of considerations, including the recommendation of the Chief Executive Officer and materials and information provided by the human resources department, other Expedia performance measures, the Committee’s view of the individual’s performance and contribution to Expedia during the year and competitive factors, in order to determine the final amount payable.

Stock-Based Compensation

In determining overall equity grant levels throughout Expedia and its businesses, the Committee evaluates a number of considerations, including dilution rates, the practices of peer companies, the recommendations of management and materials and information provided by the human resources department, and the cost to Expedia of such equity compensation. Once aggregate equity pools are established for Expedia and its businesses, the Committee approves equity grants to each executive officer other than the CEO. The Committee reviews and approves each grant to the executive officers based on a variety of factors, including the individual performance of the executive officer, an assessment of the value of the individual’s services to Expedia, the awards given to other executives, the recommendation of the CEO and the desire to keep Expedia’s overall compensation competitive. These grants typically vest in equal installments on the first five anniversaries of the grant date, with certain additional grants vesting in their entirety on the fifth anniversary of the grant date. It is the current intention that all grants to executive officers will be subject to the satisfaction of certain specified performance goals generally tied to stock price performance and growth in EBITA.

Compensation of Chief Executive Officer for the Fiscal Year

Mr. Khosrowshahi was CFO of IAC and became Chief Executive Officer of Expedia in connection with the spin-off. Effective January 15, 2002, IAC authorized the payment to Mr. Khosrowshahi of an annual base salary of $550,000, which was his base salary as of the spin-off. In February 2005, Mr. Khosrowshahi was granted IAC restricted stock units that converted at the time of the spin-off into 94,174 Expedia restricted stock units. In March 2006, the Committee approved an annual bonus of $550,000 for Mr. Khosrowshahi with respect to the 2005 calendar year. Mr. Khosrowshahi did not receive any equity based awards from Expedia in 2005. The Committee believes that Mr. Khosrowshahi’s total compensation received from Expedia with respect to 2005 was fair and reasonable in light of the compensation philosophy referenced above.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers only if the compensation qualifies as being performance-based. Expedia has endeavored to structure its compensation policies to qualify as performance-based under Section 162(m).

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board, the Compensation/Benefits Committee and the Section 16 Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

Summary

The Committee believes that Expedia’s executive compensation program must continually provide executives with a strong incentive to focus on and achieve Expedia’s business objectives. By ensuring that executives are appropriately compensated with an appropriate mix of salary and short- and long-term incentive compensation, the Committee believes the long-term interests of stockholders will be best served. The actions taken by the Committee with respect to 2005 compensation were consistent with this focus and the principles outlined above.

Members of the Compensation/Benefits Committee and the Section 16 Committee:

Jonathan Dolgen (Chairman)
Peter Kern

AUDIT COMMITTEE REPORT

From the time of the spin-off, the Audit Committee has consisted of three independent directors and has operated under a written charter, which was adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of Expedia’s financial statements, (2) the qualifications and independence of Expedia’s independent registered accounting firm, (3) the performance of Expedia’s internal audit function and independent registered accounting firm and (4) the compliance by Expedia with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Expedia’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Expedia for the fiscal year ended December 31, 2005 with Expedia’s management and Ernst & Young LLP, Expedia’s independent registered accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Ernst & Young LLP its independence from Expedia and its management. Finally, the Audit Committee has considered whether the independent registered accounting firm’s provision of non-audit services to the Company is compatible with the independent registered accounting firm’s independence.

In reliance on the reviews and discussions referred to above, among other things, the Audit Committee recommended to the Board that the audited consolidated financial statements for Expedia for the fiscal year ended December 31, 2005 be included in Expedia’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)
David Goldhill
Peter Kern

INDEPENDENT ACCOUNTANTS FEE DISCLOSURE

The following table sets forth fees for professional services rendered by Ernst & Young LLP. Fees billed by Ernst & Young LLP to IAC for periods prior to the August 9, 2005 spin-off date are not included below.

2005

Audit Fees(1)	$4,821,000
Audit-Related Fees(2)	296,000

Total Audit and Audit-Related Fees	5,117,000
Tax Fees	—
Other Fees(3)	10,000

Total Fees	$5,127,000

(1)	Audit Fees include fees and expenses associated with the annual audit of Expedia’s consolidated financial statements, statutory audits, reviews of Expedia’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.

(2)	Audit-Related Fees and expenses include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)	Other Fees include fees for access to Ernst & Young’s online research tools.

Audit Committee Review and Pre-Approval of Independent Accountants Fees

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as Expedia’s principal independent accountants.

During 2005, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by Expedia’s independent accountants to ensure that the provision of such services does not impair the accountants’ independence from Expedia and its management. Unless a type of service to be provided by Expedia’s independent registered accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment of any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chairman, subject to a limit of $250,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships with Officers and Directors

Subject to the terms of a Stockholders Agreement between Mr. Diller and Liberty Media, Mr. Diller holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Media. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Mr. Diller is also the chairman and CEO of IAC, and through similar arrangements among Mr. Diller. Dr. Malone and Liberty, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC’s stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Relationships between Expedia and IAC

In connection with the spin-off, Expedia and IAC entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Copies of each of these agreements were filed as exhibits to Expedia’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

Under the transition services agreement, IAC agreed to provide certain assistance and services to Expedia on an interim, transitional basis, which during the period from August 9, 2005 through December 31, 2005 consisted primarily of assistance with governmental affairs and the leasing of certain office space by IAC to Expedia, among other assistance and services. Charges for assistance and services provided pursuant to this agreement are on a cost plus fixed percentage or hourly basis, as applicable. Expedia paid IAC approximately $140,000 for assistance and services provided by IAC pursuant to this agreement for the period from August 9, 2005 to December 31, 2005.

In connection with the Spin-Off, Expedia and IAC also entered into certain other arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of certain aircraft and various commercial agreements, including distribution and services agreements and an agreement regarding the provision and use of certain advertising time, which are described below.

Cost-Sharing Arrangements.  In connection with the spin-off, Expedia and IAC agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared equally. These expenses include certain of Mr. Diller’s business expenses, costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, as well as certain other costs. In addition, Expedia and IAC agreed that costs incurred by IAC in connection with the provision of certain personal benefits to Mr. Diller would also be shared equally. Payments by Expedia to IAC pursuant to these arrangements were approximately $250,000 for the period from August 9, 2005 through December 31, 2005, which amount does not include Expedia’s share of costs attributable to Mr. Diller’s personal use of Company aircraft, which are discussed below.

Aircraft Agreements.  In connection with the spin-off, Expedia and a subsidiary of IAC entered into a time-sharing agreement, pursuant to which Expedia may use the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller. Pursuant to the time sharing arrangement, Expedia will pay IAC the maximum amount permitted under applicable Federal Aviation Association regulations for use of the aircraft, or roughly two times the actual fuel cost incurred in such usage, plus certain enumerated out-of-pocket expenses. Payments made by Expedia for use of this aircraft for Expedia business and its share of costs attributable to Mr. Diller’s personal use of this aircraft for the period from August 9, 2005 through December 31, 2005 were approximately $340,000.

Each of Expedia and IAC has a 50% ownership interest in an aircraft that may be used by both companies. Expedia and IAC entered into an operating agreement that allocates the cost of operating and maintaining the aircraft between the parties based on the actual usage by each company. This aircraft is not yet operational and is currently being refurbished. In accordance with the operating agreement, each company is responsible for 50% of all costs relating to the refurbishment, which costs are generally paid directly by each company to third parties. On the fifth anniversary of the spin-off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, IAC will have a call right and Expedia will have a put right with respect to Expedia’s interest in the aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

Commercial Agreements.  In connection with the spin-off, Expedia entered into distribution and/or services agreements with certain IAC subsidiaries.

Pursuant to distribution agreements, certain IAC businesses make available inventory and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Certain Expedia businesses make commerce links, select ticketing and resort inventory and discount programs offered by various IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising sales services provided by IAC businesses, as well as private-label travel services provided by Expedia businesses.

For the period from August 9, 2005 through December 31, 2005, aggregate amounts paid by Expedia to IAC businesses pursuant to commercial agreements, primarily for call center services and, to a lesser extent, advertising services, were approximately $10.0 million. Aggregate payments received by Expedia from IAC businesses during this period pursuant to commercial agreements, primarily for advertising services and in connection with the participation by Expedia businesses in certain discount programs, were approximately $810,000.

Advertising Agreement.  Prior to the spin-off, IAC provided certain Expedia subsidiaries with advertising time, primarily on the USA and Sci Fi cable channels, without any cash cost, pursuant to existing agreements with these subsidiaries.

In connection with the spin-off, IAC agreed that Expedia was entitled to approximately $17.1 million from the remaining advertising time available to IAC from Universal through its 2001 media agreement. This advertising time, which expires in 2007, may be used by Expedia subject to maximum annual dollar thresholds. Expedia used approximately $7.5 million of this advertising time during the period from August 9, 2005 through December 31, 2005 and in addition, used approximately $8.0 million of this advertising time during the period from January 1, 2006 through February 28, 2006.

Relationships between Expedia and Liberty Media Corporation

In connection with the spin-off, Liberty Media, Expedia and Mr. Diller entered into a Governance Agreement pursuant to which Liberty Media has the right to nominate up to two individuals for election to the Board, and certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Media are satisfied. The Governance Agreement also provides Liberty Media preemptive rights that generally entitle it to purchase a number of Expedia common shares so that, if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Media will maintain the same percentage ownership interest in Expedia that Liberty Media held immediately prior to such issuance or proposed issuance. In 2005, Liberty Media paid approximately $75,000 to Expedia for corporate travel services.

Relationship between Expedia and Microsoft

The Microsoft Corporation beneficially owns more than 5% of Expedia common stock. Expedia has entered into a series of commercial agreements with Microsoft, which generally relate to the adoption of Microsoft technology, software and functionality, branding and advertising, including an agreement that maintains Expedia’s presence as the provider of travel shopping services on MSN.com and several international MSN websites. Expedia believes that the terms of these agreements are commercially appropriate. Total fees paid to Microsoft by Expedia with respect to these arrangements in 2005 were approximately $20.0 million. In the ordinary course of business, and otherwise from time to time, Expedia may determine to enter into other commercial arrangements with Microsoft and its affiliates.

Prior to November 1999, Microsoft owned 100% of Expedia’s outstanding common stock. Concurrent with Expedia’s separation from Microsoft, Expedia entered into a number of agreements with Microsoft to facilitate the separation.

Currently, Expedia has a tax allocation agreement where Expedia must pay Microsoft for a portion of the tax savings resulting from the exercise of certain stock options. Expedia has recorded $36.3 million in other long-term liabilities on Expedia’s consolidated balance sheets as of December 31, 2005, related to this agreement. Expedia will pay Microsoft under this agreement when Expedia realizes the tax savings on Expedia’s tax return. As of December 31, 2005, Expedia has not realized the tax savings related to the exercise of these stock options and has made no payments.

PERFORMANCE GRAPH

The graph below compares cumulative total return of Expedia common stock, the Nasdaq Composite Index and the RDG (Research Data Group) Internet Composite Index, based on $100 invested at the close of trading on August 9, 2005, for the dates indicated.

COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN*
AMONG EXPEDIA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG INTERNET COMPOSITE INDEX

	Cumulative Total Return
	8/9/05	9/30/05	12/30/05
EXPEDIA, INC	100.00	83.06	100.46
NASDAQ STOCK MARKET (U.S.)	100.00	98.60	101.39
RDG INTERNET COMPOSITE	100.00	99.78	103.89

*	$100 invested on 8/9/05 in stock or on 7/31/05 in index-including reinvestment of dividends. Fiscal year ending December 31, 2005.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders, which includes Expedia’s 2005 Annual Report on Form 10-K (not including financial schedules and exhibits), was distributed to stockholders with this Proxy Statement. Upon written request to the Corporate Secretary, Expedia, Inc., 3150 139th Avenue S.E., Bellevue, Washington 98005, Expedia will provide without charge an additional copy of Expedia’s 2005 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also receive a copy of the Annual Report on Form 10-K (including financial schedules and exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE
2007 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2007 annual meeting of stockholders must submit the proposal to Expedia no later than Monday, January 1, 2007, at its principal executive offices at 3150 139th Avenue S.E., Bellevue, WA 98005, Attention: Corporate Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board of Directors has no knowledge of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

YOUR VOTE IS VERY IMPORTANT.  THE BOARD ENCOURAGES YOU TO SUBMIT A PROXY FOR YOUR STOCK BY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

If you have any questions or need assistance in voting your stock, please contact Mackenzie Partners, Inc. at their toll-free number, 1-800-322-2885.

Bellevue, Washington
May 1, 2006

ANNEX A

AUDIT COMMITTEE CHARTER
EXPEDIA, INC.

Purpose

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of Expedia, Inc. (the “Company”) and the audits of the Company’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by NASDAQ and SEC rules, as in effect from time to time.

At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. The members of the Audit Committee shall be appointed and may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent auditor in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

In carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures, in order to best address changing conditions and circumstances.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6. Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

12. Ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Company’s Relationship with the Independent Auditor

13. Review and evaluate the lead partner of the independent auditor team.

14. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15. Ensure the rotation of the lead (and coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

16. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18. Review the appointment and replacement of the senior internal auditing executive.

19. Review the significant reports to management prepared by the internal auditing department and management’s responses.

20. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22. Discuss with management and the Company’s senior internal auditing executive the Company’s and its subsidiaries’ compliance with applicable legal requirements and codes of conduct and confirm with the independent auditor that in the course of performing their duties they did not become aware of any violations by the Company or its subsidiaries of applicable law or codes of conduct. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct.

23. To the extent required by NASDAQ rules, approve all related party transactions.

24. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Additionally, the Audit Committee as well as the Board recognizes that members of the Company’s management who are responsible for financial management, as well as the independent auditors, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company’s financial statements or any professional certifications as to the independent auditor’s work.

EXPEDIA, INC.	YOUR VOTE IS IMPORTANT
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EXPEDIA, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2

1. ELECTION OF DIRECTORS

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	†EXCEPTIONS	☐

Nominees:	01 A. George “Skip” Battle*, 02 Barry Diller, 03 Jonathan Dolgen, 04 William R. Fitzgerald, 05 David Goldhill*, 06 Victor A. Kaufman, 07 Peter Kern*, 08 Dara Khosrowshahi, 09 John C. Malone
*To be voted upon by the holders of Common Stock voting as a separate class.
†(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.) All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

Please sign exactly as the name appears on the proxy.
Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		FOR	AGAINST	ABSTAIN
2.	THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE REGISTERED INDEPENDENT ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006	☐	☐	☐

3.	SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E

Date	Signature	Signature (Joint Owners)

EXPEDIA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXPEDIA, INC. IN CONNECTION WITH THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2006
     The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2006 and hereby appoints each of Dara Khosrowshahi and Keenan M. Conder proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Wednesday, May 24, 2006, at 8:00 a.m. local time, at 8800 West Sunset Boulevard, West Hollywood, California 90069, and at any adjournments or postponements thereof, and to vote all shares of Common Stock, Class B Common Stock and/or Series A Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTE “FOR” EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)	EXPEDIA, INC. C/O THE BANK OF NEW YORK SHAREHOLDER SERVICES P.O. BOX 11386 NEW YORK, N.Y. 10203-0386